CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 Post-Effective Amendment #4 of our report dated December 19, 2017 with respect to the audited balance sheet of Photozou Koukoku Co., Ltd as of May 31, 2017, and the related statement of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the period from March 14, 2017 (Inception) through May 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 28, 2018